SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
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The Wilber Corporation (Name of Registrant as Specified In Its Charter)

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The Wilber Corporation

245 Main Street
Oneonta, New York 13820

Notice of Annual Meeting and

Proxy Statement

Annual Meeting of Shareholders

To Be Held

April 27, 2007,

With

2006 Annual Report on Form 10-K

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245 MAIN STREET ONEONTA, NY 13820-0430 TELEPHONE: (607) 432-1700

March 22, 2007

Dear Wilber Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of The Wilber Corporation to be held on Friday, April 27, 2007 at 10:00 a.m. (notice of which is enclosed). The meeting will be held at the Foothills Performing Arts Center, 24 Market Street, Oneonta, New York.

At this annual meeting, your Board is asking you to fix the number of Directors at ten (10). The three Directors in Class II are up for election this meeting and include Olon T. Archer, Douglas C. Gulotty and Joseph P. Mirabito. Phillip J. Devine, who resigned in January 2007 for health reasons, was scheduled to retire at this meeting pursuant to the Company’s mandatory retirement age. His advice and counsel will be missed, as will that of James F. VanDeusen who passed away in May 2006. Your Board unanimously requests your approval of the Director nominees.

This year our annual meeting is being held during usual weekday business hours, which we trust will provide a better opportunity for our investors and their advisors to attend and participate. We hope that you can attend.

Thank you for your continued support. Please mark, date and sign the enclosed proxy and return it promptly.

We look forward to seeing you at our Annual Meeting of Shareholders, which again will be held on April 27, 2007, at 10:00 a.m., at the Foothills Performing Arts Center, in Oneonta. Light refreshments will begin at 9:30 a.m.

Sincerely,

Brian R. Wright
Chairman of the Board

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THE WILBER CORPORATION
245 Main Street
Oneonta, New York 13820

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held April 27, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of The Wilber Corporation (the “Company”) will be held as follows:

Place:	Foothills Performing Arts Center
24 Market Street
Oneonta, New York 13820

Date:	Friday, April 27, 2007

Time:	10:00 a.m.

The Annual Meeting will be held for the following purposes:

1.    To fix the number of Directors of the Company at ten (10);

2.    To elect three (3) Directors to each serve for a three-year term;

3.    To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2007.

Only shareholders of record at the close of business on March 12, 2007 are entitled to notice of, and to vote at, the Annual Meeting.

It is important that your shares are represented at the meeting. Accordingly, please sign, date and mail the enclosed proxy in the enclosed postage-paid envelope, whether or not you plan to attend the meeting. If you do attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors

Joseph E. Sutaris
Oneonta, New York	Secretary
March 22, 2007

THE WILBER CORPORATION

245 Main Street
Oneonta, New York 13820
(607) 432-1700
___________

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
APRIL 27, 2007

Solicitation of Proxies

This Proxy Statement is being furnished to shareholders of The Wilber Corporation (the “Company”) in connection with the solicitation of proxies on behalf of the Company’s Board of Directors (the “Board”) to be used at the Annual Meeting of Shareholders. The meeting will be held on Friday, April 27, 2007 at the Foothills Performing Arts Center, 24 Market Street, Oneonta, New York 13820 beginning at 10:00 a.m. (local time), and any adjournments thereof.

At the meeting, we will ask shareholders to: (i) fix the number of Directors of the Company at ten (10); (ii) elect three (3) Directors to each serve for a three-year term; and (iii) ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2007.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” FIXING THE NUMBER OF DIRECTORS OF THE COMPANY AT TEN (10); “FOR” THE THREE (3) NOMINEES FOR DIRECTOR DESCRIBED IN THIS PROXY STATEMENT; AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

The Board is soliciting your proxy to vote at the meeting and at any adjournments of the meeting. Please complete the enclosed proxy sheet and return it in the enclosed return envelope as soon as possible. Each of our shareholders has one vote for each share of common stock owned. In the election of Directors, a plurality of the votes cast is required. This means that the nominees for each directorship who will receive the most votes will be elected. Abstentions and broker non-votes will not be counted for or against any of the nominees and will have no effect on the outcome of this proposal.

Shareholders of record on March 12, 2007 are entitled to receive notice of the meeting and are entitled to vote at the meeting, or at an adjournment of the meeting. This is known as the “Record Date.” As of the Record Date, there were 10,569,182 shares of the Company’s common stock, par value $.01 per share, issued and outstanding.

In this Proxy Statement, the terms “we,” “our,” “us,” or similar terms refer to the Company. References in this Proxy Statement to the “Bank” refer to Wilber National Bank, our wholly owned subsidiary.

This Proxy Statement and accompanying Notice of Annual Meeting are first being mailed to shareholders on or about March 22, 2007.

IMPORTANT: PLEASE READ THIS PROXY STATEMENT CAREFULLY BEFORE YOU DECIDE HOW TO VOTE. THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. WE HAVE ENCLOSED A SELF-ADDRESSED ENVELOPE, WHICH YOU CAN USE TO RETURN YOUR PROXY SHEET. NO POSTAGE IS REQUIRED IF YOU MAIL THE ENVELOPE IN THE UNITED STATES.

Voting and Revocability of Proxies

If you sign and return a proxy sheet in the form that the Board is soliciting so we receive it before the polls close at the meeting, your votes will be cast as you have marked on the proxy sheet, unless you revoke your proxy before the polls close. If you properly sign and return your proxy sheet but you do not mark on it how you want to vote on any matter, then the Board, as your proxy, will vote your shares in favor of: (i) fixing the number of Directors of the Company at ten (10); (ii) the nominees for Director named in this Proxy Statement and (iii) the ratification of the appointment of KPMG LLP as the independent auditors. We do not know of any other matters that shareholders may present for a vote at the meeting. If any shareholder properly presents any other matter for a vote, including a proposal to adjourn the meeting, the Board members indicated on the proxy sheet, as the holders of your proxy, may vote on those matters based on their judgment.

If you sign and return the enclosed proxy sheet, you may revoke it at any time before the polls are closed. If you want to revoke your proxy, you must: (i) sign and deliver a written notice to the Secretary of the Company, at or before the meeting, dated after the date of your proxy stating that you want to revoke the proxy; (ii) sign and deliver to the Secretary of the Company, at or before the meeting, another proxy sheet relating to the same shares with a later date; or (iii) attend the meeting and vote in person. Attending the meeting does not automatically revoke a proxy unless you also take one of the three actions described in the prior sentence. Any written notice revoking a proxy must be delivered to Joseph E. Sutaris, Secretary, The Wilber Corporation, 245 Main Street, P.O. Box 430, Oneonta, New York 13820.

Quorum. If 5,284,592 shares of our common stock are present in person or represented by proxy at the meeting, there will be a quorum, which will allow the meeting to commence. Once a quorum is present, the meeting can continue even if some shareholders leave the meeting. If a shareholder is present in person or by proxy but abstains from voting any shares, or if a broker submits a proxy for shares but does not vote those shares, then the shares are counted as present for purposes of determining a quorum. Shareholder votes will be tabulated by the persons appointed by the Board to act as inspectors of election of the meeting.

Required Vote. Directors are elected by a plurality of the votes cast, meaning that the nominees for each directorship who receive the most votes will be elected. Abstentions and broker non-votes will not be counted for or against any of the nominees and will have no effect on the outcome of this proposal.

A majority vote of the shares outstanding and entitled to vote, represented in person or by proxy is required to approve the other proposals described in this Proxy Statement and any other matter, which may be presented for a vote at the meeting. Each share is entitled to one vote for each Director being elected.

Director Nominations by Shareholders. Our Bylaws provide that, at an annual meeting, a shareholder may nominate a person for election as a Director only if advance notice of intent to nominate the person and certain additional information as described in the Bylaws is mailed or delivered to the Secretary of the Company. The notice must be received by the Company at least 14 but not more than 50 days before the date of the meeting (or at least 7 days in advance of the meeting if less than 21 days notice of the meeting is given). The notification shall contain the following information to the extent known to the notifying shareholders: (i) the name and address of each proposed nominee; (ii) the age of each proposed nominee; (iii) the principal occupation of each proposed nominee; (iv) the number of shares of the Company owned by each proposed nominee; (v) the total number of shares that to the knowledge of the notifying shareholder will be voted for each proposed nominee; (vi) the name and residence address of the notifying shareholder; and (vii) the number of shares of the Company owned by the notifying shareholder.

Important Information for Shareholders Whose Stock Is Held in Street Name

If you hold your stock in street name, which means that your stock is held for you in a brokerage account and is not registered on our stock records in your own name, please tell your broker as soon as possible how to vote your shares to make sure that your broker votes your shares before the polls close at the meeting. If your stock is held in street name, you do not have the direct right to vote your shares or revoke a proxy for your shares unless your broker gives you that right in writing.

Principal Owners Of Our Common Stock

The following table provides you with information, to the best of our knowledge, about stock ownership by Directors, executive officers, and any person or group known by us to own beneficially more than 5% of our outstanding common stock. The information is as of the Record Date.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage Ownership (2)
The AE & AT Farone Foundation, Inc. 620 Michigan Avenue NE, Washington, DC 20064	808,420	7.65%
Wilber National Bank (3) 245 Main Street, Oneonta, New York 13820	814,688	7.70%
Directors and Executive Officers
Brian R. Wright Director and Chairman of the Company and the Bank	3,433,600	32.49%
Alfred S. Whittet (4) Director and Vice Chairman of the Company and the Bank	12,000	*
Douglas C. Gulotty President & Chief Executive Officer and Director of the Company and the Bank	1,200	*
Mary C. Albrecht Director of the Company and the Bank	400	*
Olon T. Archer (5) Director of the Company and the Bank	34,100	*
Thomas J. Davis Director of the Company and the Bank	10,000	*
Joseph P. Mirabito (6) Director of the Company and the Bank	74,000	*
James L. Seward Director of the Company and the Bank	1,600	*
Geoffrey A. Smith Director of the Company and the Bank	2,800	*
David F. Wilber, III (7) Director of the Company and the Bank	269,761	2.55%
Joseph E. Sutaris Secretary, Treasurer and Chief Financial Officer of the Company and Senior V.P., Chief Financial Officer and Secretary of the Bank	100	*
All Company Directors and Executive Officers as a Group (11 persons)	3,839,561	36.33%
(1)
Under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, a person is considered a beneficial owner of a security if he / she has or shares voting power or investment power over the security or has the right to acquire beneficial ownership of the security within 60 days from the date of this filing. "Voting Power" is the power to vote or direct the voting of shares. "Investment Power" is the power to dispose or direct the disposition of shares.

(2)	There are 10,569,182 shares of the Company's stock issued and outstanding as of the Record Date. An asterick ("*") means That the percentage held is less than 1%.
(3)	The Bank acts as Trustee for these shares held for certain customers.
(4)	Mr. Whittet owns 7,200 shares directly. Mr. Whittet's spouse owns 4,800 shares.
(5)	Mr. Archer owns 10,400 shares personally and 23,700 shares through a corporation in which he is a 100% owner.
(6)	Mr. Mirabito's spouse owns 73,360 shares solely and 640 shares jointly with Mr. Mirabito. Mr. Mirabito retains investment power over all shares to which he claims beneficial ownership.
(7)
Mr. Wilber owns 78,641 shares personally and 47,000 shares as a fiduciary. Mr. Wilber's spouse owns 97,120 shares personally and 47,000 shares as a fiduciary. Mr. Wilber disclaims beneficial ownership to his spouse's shares.

PROPOSAL I
FIXING THE NUMBER OF DIRECTORS AT TEN (10)

The Company’s Bylaws provide that the Board shall consist of not less than five (5) nor more than twenty-five (25) members, and that the number of Directors shall be fixed by the shareholders at the annual meeting. Within the foregoing limits, the Board may from time to time fix the number of Directors, but may not raise or lower the number by more than two (2) between any two (2) successive annual meetings of the shareholders. Vacancies on the Board, including vacancies resulting from an increase in the number of Directors, may be filled by a majority vote of the remaining members of the Board.

With the passing of Director James F. VanDeusen in May 2006 and the resignation of Director Phillip J. Devine in January 2007 due to health reasons, our Board currently has ten (10) Directors, all of whom serve as Directors of both the Company and the Bank. Mr. Devine was scheduled to retire from the Board at this annual meeting pursuant to the Company’s mandatory retirement age.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF FIXING THE NUMBER OF BOARD MEMBERS AT TEN (10).

PROPOSAL II
ELECTION OF DIRECTORS

Under the Company’s current Certificate of Incorporation and Bylaws, the Board is now classified into three classes - Class I consisting of four Directors, and Class II and Class III each consisting of three Directors. The term for Class II Directors expires at this annual meeting.

At this meeting, shareholders are asked to elect three (3) Directors. Shareholders elect Directors by a plurality of the votes cast, which means that the three (3) nominees with the highest vote totals will be elected.

Each of the nominees named below has consented to being named in this Proxy Statement and to serve, if elected. If any nominee becomes unavailable for election for any presently unforeseen reason, the Board, as the holder of your proxy, will have the right to use its discretion to cast your votes for a substitute. The Board recommends that you vote in favor of the three (3) nominees.

The Nominees and Continuing Directors

We are providing the following information regarding the nominees for election as Directors and those Directors whose terms will continue after the annual meeting. There are no arrangements or understandings by which any Director was selected to serve as such. There are no family relationships among Directors and executive officers of the Company. Ages are as of the Record Date.

The Nominees

Members of Class II, with a term expiring in 2010

Olon T. Archer, age 61, has been President of Archer Enterprises, Inc., a holding company for commercial real estate investments and retail flooring, since 1995. He has been a Director of the Bank since 1997 and of the Company since April 2005. He currently serves as the Chairman of the Bank’s and Company’s Audit Committee. A certified public accountant, Mr. Archer also served as a Director and Treasurer of A.O. Fox Memorial Hospital from 1995 to 2001.

Douglas C. Gulotty, age 44, has been employed at the Bank since 1985 and currently holds the positions, since January 2, 2006, of President and Chief Executive Officer of the Company and President of the Bank. Prior to that, Mr. Gulotty was the President and Chief Operating Officer of the Bank from January 2005 until January 2006, after serving as Executive Vice President of the Bank from 2000 until December 2004. Prior to that, Mr. Gulotty served as Senior Vice President - Customer Delivery Division, Vice President - Retail and Commercial Loan Officer. He also held the positions of Executive Vice President and Secretary of the Company from January 2005 until January 2006. Mr. Gulotty has been a Director of the Bank since January 2005 and of the Company since April 2005.

Mr. Gulotty serves as a Trustee for Schenevus Central School, Schenevus, New York, as a Director of the Oneonta Family Y.M.C.A., and as a Director of Springbrook, Inc. (formerly known as The Upstate Home for Children, Inc.), a not-for-profit organization serving persons with developmental disorders.

Joseph P. Mirabito, age 48, has served as President of the Mirabito Fuel Group since 1986. He has been a Director of the Bank since 1995 and of the Company since April 2005. Mr. Mirabito has served on the Board of Directors of Empire State Petroleum Association, since 2002, and Lemoyne College Board of Regents, since 2004. He formerly served as a Director of the Otsego County Chamber of Commerce, and is currently President of the Greater Sidney Development Corp., a not-for-profit organization.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF THESE THREE (3) NOMINEES.

Continuing Directors

Members of Class III, with a term expiring in 2008

Mary C. Albrecht, age 60, is the owner of MCA Consulting, delivering services to not-for-profit organizations endeavoring to improve their management, capabilities and accountability. Ms. Albrecht began this venture in 2005 after retiring from 35 years of leading non-profit organizations, and most recently served as Executive Director, from 1985 to 2005, of Opportunities for Otsego, Inc. She has been a Director of the Bank since 2001 and of the Company since April 2005. Ms. Albrecht currently serves as Interim Executive Director of the Oneonta Family YMCA, where she formerly served as Chairperson of the Board. Ms. Albrecht formerly served as Vice President and a Director of the New York State Community Action Association. She also serves as a volunteer for Executive Service Corps. and is active in community and church projects.

David F. Wilber, III, age 63, has been a Director of the Bank since 1970 and of the Company since 1982. Since 1982, Mr. Wilber is a real estate investor, and has owned several residential and commercial properties within and outside of the Company’s primary market area. Mr. Wilber also served the Town of Oneonta as a Town Justice and on the Oneonta Town and Otsego County Planning Boards and is a past commissioner of the New York State Commission on Cable Television. Mr. Wilber has served on the Boards of several local charitable foundations and is currently the President of the Jackson H. Fenner Foundation.

Alfred S. Whittet, age 63, served as President and Chief Executive Officer of the Company from 1998 until his retirement effective January 2, 2006. Mr. Whittet joined the Bank in 1972, and held various positions including Chief Executive Officer and Vice Chairman of the Bank in 2005; President and Chief Executive Officer of the Bank from 1998 through 2004; President and Chief Operating Officer of the Bank from 1986 to 1998; and Executive Vice President, Secretary and Vice President. He has been a Director of the Bank since 1986 and of the Company since December 1997. Mr. Whittet also assumed the role of Vice Chairman of the Bank’s Board in January 2005.

Mr. Whittet has served in various capacities with the New York Bankers Association, including Director and past Chair of the association’s group creditors and employee trusts insurance committee. Mr. Whittet formerly served as Chairman of the New York Business Development Corporation Binghamton Regional Loan and Advisory Committee. Mr. Whittet is a past Director and Chairman of the A.O. Fox Memorial Hospital in Oneonta, New York and the Oneonta Family Y.M.C.A. He currently serves as Chairman of the Oneonta Family Y.M.C.A. Board of Trustees and was formerly on the Board of the A.O. Fox Memorial Hospital Foundation. Mr. Whittet is also the current Treasurer of the Harmony Island Condominium Association in Vero Beach, Florida.

Members of Class I, with a term expiring in 2009

Thomas J. Davis, age 59, is a Certified Public Accountant who has been in private practice since 2004. He is also the Owner of Arnold - Davis LLC of Binghamton, New York, doing business as Harris Assembly Group, and a Vice President of Endicott Interconnect Technologies, Inc. of Endicott, New York. Mr. Davis formerly served as a partner in the accounting firm of Piaker and Lyons of Vestal, New York from 1977 to 2002. He is the Board Chairman of the Greater Binghamton Chamber of Commerce, serves on the Board of Lourdes Hospital in Binghamton and is a member of the Greater Binghamton Coalition.

James L. Seward, age 55, was elected to the New York State Senate, 51st Senatorial District, in 1986. He has been a Director of the Bank since 1988 and of the Company since April 2005. He also serves as a Director for Pathfinder Village, a local agency that provides residency and care for adults with Down’s Syndrome; Glimmerglass Opera and the Catskill Symphony. He currently serves as Chairman of the Senate Majority Task Force for Volunteer Emergency Services and Chairman of the Senate Standing Committee on Insurance. Other committees on which Senator Seward serves include Finance, Agriculture and Education. He is also a former Milford Town Justice.

Geoffrey A. Smith, age 59, has been President and Chief Executive Officer of Medical Coaches, Inc., a company headquartered in Oneonta, New York since 1972. He has also been a Director of the Bank since 1996 and of the Company since April 2005. Mr. Smith also serves on the Board of Directors of various companies, including Preferred Mutual Insurance Company; Wellness Enterprises of Gainesville, Florida (where he is Chairperson of the Board); Positive Impact Medical Waste System of Odessa, Texas and Sargent International of Orleans, Massachusetts. Mr. Smith served as a Director of Oneonta Federal Savings & Loan Association, and later on the Advisory Board of Astoria Federal Savings and Loan. Mr. Smith also serves on the Boards of several local charitable organizations and foundations.

Brian R. Wright, age 62, is Chairman of the Board of the Company and the Bank. Mr. Wright became a Director of the Bank in 1976 and of the Company in 1982. He was elected Chairman of the Bank in 1981 and of the Company in 1982. Mr. Wright is Special Counsel to the law firm of Hinman, Howard & Kattell, LLP in Binghamton, New York, and is a member of the New York and Florida Bar Associations, as well as the Broome County Bar Association. Mr. Wright served as an Assistant District Attorney for Broome County, New York from 1971 to 1973. He is currently a trustee of Hartwick College, Oneonta, New York, and the Oneonta Family Y.M.C.A. Mr. Wright is a Trustee of the Mayo Trust in White Plains, New York, and is a past Director of the National Soccer Hall of Fame in Oneonta, New York, the Lourdes Hospital Foundation in Binghamton, New York, and the Broome Community College Foundation, Inc. in Binghamton, New York.

Executive Officers Who Are Not Directors

The Board elects executive officers for one-year terms and they serve at the pleasure of the Board. Provided below is certain information regarding the executive officer of the Bank who is not a Director or Director nominee. His age is as of the Record Date.

Joseph E. Sutaris, age 39, has been employed with the Bank since 1995 and has been the Chief Financial Officer of the Company and the Bank since 2003 and Treasurer since 2004, Senior Vice President of the Bank since 2000 and Secretary of the Bank since 1998. Mr. Sutaris served as Secretary of the Company from 1998 to 2004, and was re-appointed to that position in January 2006. He also served as Vice President of Planning and Finance and as Planning and Finance Officer of the Bank.

Mr. Sutaris serves as the Vice Chairman of the Board of Directors and Treasurer of the National Soccer Hall of Fame, Oneonta, New York and is the past Chairperson of the Oneonta Family Y.M.C.A. Mr. Sutaris also serves on the Advisory Board of Meridian Venture Partners II, L.P., Radnor, Pennsylvania, a Small Business Investment Company, in which the Bank is a limited partner.

CORPORATE GOVERNANCE

 Board of Directors

The Company’s Board of Directors sets strategic goals and policies that are implemented by management. The Board held twelve meetings in fiscal 2006. All of the Directors attended at least 75% of the meetings of the Board and the committees on which they serve, except for Mr. Devine due to his illness prior to his resignation. The Board has four committees - the Executive Committee, the Audit and Compliance Committee, the Compensation and Benefits Committee, and the Corporate Governance and Nominating Committee. The Reports of the Audit and Compliance Committee and the Compensation and Benefits Committee are included in this Corporate Governance discussion.

 Executive Committee

The Executive Committee currently consists of Directors Wright (Chair), Archer, Gulotty, Smith, Wilber and Whittet. Mr. Devine was a member of this committee for fiscal year 2006 and until his retirement in January 2007. This committee’s purpose is to consider and evaluate certain confidential matters which may come before the Board and assist the Board with corporate strategies, as needed. The Executive Committee met two times in fiscal 2006.

Audit and Compliance Committee

 The Audit and Compliance, or Audit Committee, which met four times in fiscal 2006, currently consists of Directors Archer (Chair), Albrecht, Davis (Vice Chair) and Seward. Mr. Devine was a member of this committee for fiscal year 2006 and until his retirement in January 2007. The committee functions on matters related to the accounting, bookkeeping and auditing functions of the Company and the Bank and meets periodically with the Company’s independent auditors to arrange for the audit of the Company’s annual financial statements and to review and evaluate recommendations made during the annual audit. The Audit Committee also reviews, approves and supervises the internal auditing procedures and reviews the regulatory examinations of the Bank. The Audit Committee operates under a charter which is posted and available on the Bank’s website (http://www.wilberbank.com) under the link ‘About Us.’

 Compensation and Benefits Committee

The Compensation and Benefits, or Compensation Committee, which met four times in fiscal 2006, currently consists of Directors Smith (Chair), Albrecht, Mirabito and Seward. Mr. Devine was a member of this committee for fiscal year 2006 and until his retirement in January 2007. The committee functions on matters relating to salaries, incentive compensation and related benefits for Messrs. Gulotty and Sutaris. In addition, the Compensation Committee sets Director fees to be paid for Board and committee meetings attended. The full Board of Directors of the Bank, which includes all members of the Company’s Board, reviews salary policies and general salary administration for all officers, employees and Directors of the Bank.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee, or Nominating Committee, which met three times in fiscal 2006, is comprised of Directors Wright (Chair), Archer, Davis, Smith and Wilber. All members of the Nominating Committee meet the independence requirement of Amex®. This committee identifies, nominates and recruits Directors for election at the annual meetings. The Nominating Committee also administers the Code of Ethics applicable to senior management, and recommends the structure of the Board committees, subject to the approval of the full Board. The Nominating Committee operates under a charter which is posted and available on the Bank’s website (http://www.wilberbank.com) under the link ‘About Us.’

Director Independence

Based upon our Directors’ responses to a questionnaire regarding employment and compensation history, family and other relationships with the Company and a review of the same by our Corporate Governance and Nominating Committee, our Board has determined that all of the Directors and nominees are “independent” as defined by the Amex® listing standard which is applicable to the Company, except for Director Whittet, by virtue of his recent employment relationship with the Company and the Bank, and Director Gulotty who is employed by the Company and the Bank.

In accordance with Amex® rules, independent members of the Board meet in executive session without the presence of non-independent directors and management of the Company at least annually. The Board met two times in executive session during fiscal 2006.

Shareholder Communication with the Board of Directors

In furtherance of the Company’s desire to effectively communicate with our shareholders, our Board has implemented a process for shareholders to send communications to the Board. All communications: (i) must be in writing; (ii) should indicate whether it is to be received by the entire Board or specified individual Directors; and (iii) should clearly and concisely state the question or issue. The correspondence should be mailed or delivered to: The Wilber Corporation, Attention: Secretary, 245 Main Street, P.O. Box 430, Oneonta, New York 13820.

The Nominating Committee will consider persons recommended by shareholders of record entitled to vote for the election of Directors if timely written notice, in paper form, of the intent to make a nomination at a meeting of shareholders is received by the Company in accordance with its Bylaws, policies and applicable law. A copy of the Company’s Bylaws is available to all shareholders of record upon request. Shareholders who wish to suggest qualified candidates should write to: The Wilber Corporation, Attention: Secretary, at the address listed above. All recommendations should state, at minimum, the information set forth in this Proxy Statement under the caption “Director Nominations by Shareholders.” The information submitted should also describe the nominee and indicate the nominee’s willingness to serve, if elected.

The Bank does not have a formal policy regarding Director attendance at the annual meeting. However, all Directors are encouraged to attend. Last year, all but one of our Directors attended the annual meeting.

Audit Committee Report

In fulfillment of the requirements of the Securities and Exchange Commission (“SEC”) for disclosure in proxy materials relating to the functioning of audit committees, the Company’s Audit Committee has prepared the following report for inclusion in this Proxy Statement.

The Audit Committee is governed by a charter which specifies, among other things, the scope of its responsibilities and how those responsibilities are to be performed. The charter is reviewed on an annual basis, and may be modified to reflect recent law changes and regulatory requirements under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). In accordance with the rules of the Amex®, the listing standard applicable to the Company, the Audit Committee is comprised of the requisite number of members who are “independent” as defined by that listing standard.

In the performance of its obligations required by the SEC, the Audit Committee has: (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented; (iii) received from the auditors disclosures regarding the auditors’ independence required by Independence Standard No.1, as may be modified or supplemented, and has discussed with the auditors the auditors’ independence; and (iv) considered the compatibility of non-audit services described below with maintaining auditor independence.

Based on the above, the Audit Committee recommended to the Company's Board that the audited financials be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

Audit Committee
Of
The Wilber Corporation
Olon T. Archer (Chair)
Thomas J. Davis (Vice Chair)
Mary C. Albrecht
James L. Seward

Audit Committee Financial Expert

The members of the Audit Committee have experience in assessing the performance of companies, gained as members of the Company’s Board of Directors and Audit Committee, as well as by serving in various capacities in other companies or governmental agencies. As a result, they each have an understanding of financial statements. Directors Archer and Davis, both Certified Public Accountants, have each been determined by our Board of Directors to be an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K of the Securities Act of 1933 and is independent as defined by the Amex® and standards under Rule 10A-3 under the Securities Exchange Act of 1934.

Independent Auditors’ Fees

Pre-approval Policies and Procedures.

In accordance with rules adopted by the SEC to implement requirements of the Sarbanes-Oxley Act and the Audit Committee’s charter, all audit and audit-related services and all permitted non-audit work performed by the independent auditors, KPMG LLP, must be pre-approved by the Audit Committee, including the proposed fees for such work. The Audit Committee has adopted policies and procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services, are pre-approved, and is informed of each service actually rendered that was approved through its pre-approval process. In addition, the Audit Committee has considered whether the non-audit services described below, if any, are compatible with maintaining the independence of the external auditors.

Audit and Non-Audit Fees.

The table set forth below presents fees for professional audit and non-audit services provided by the Company’s principal external accounting firm, KPMG LLP, for the last two fiscal years. Other miscellaneous audit fees paid to other professional audit firms are not included.

Type of Service	Fiscal 2006	Fiscal 2005
Audit Fees (1)	$267,000	$262,000
Audit Related Fees	0	0
Tax Fees (2)	40,210	30,305
All Other Fees	0	0
Total	$307,210	$292,305

(1)
Audit fees include fees for: (i) the annual audit of the consolidated financial statements of the Company (including out-of-pocket expenses) for the fiscal years indicated, (ii) quarterly reviews of the Company's unaudited financial statements and (iii) other miscellaneous audit matters.

(2)	Tax fees consist of fees billed for services rendered for Federal and New York State tax return preparations, tax advice, tax planning and other tax compliance services.

Compensation Committee Report

Directors Geoffrey Smith (Chair), Mary C. Albrecht, Joseph P. Mirabito and James L. Seward constitute the Company’s Compensation and Benefits Committee. Director Devine who retired in January 2007 was also a member in fiscal 2006. All of the Committee members are independent directors, as determined by the Board, and as such term is defined in the Amex®Company Guide.

The Committee is responsible for the development, oversight and administration of the Company's compensation program. The Committee regularly reviews our compensation practices and policies and recommends to the Board of Directors the compensation and benefits for the Company's Chief Executive Officer and Chief Financial Officer. A charter that reflects these responsibilities, which the Committee and the Board periodically review and revise, governs the Committee. A copy of the charter appears on the Company’s website at www.wilberbank.com. The Committee met four times in 2006.

The Compensation and Benefits Committee works closely with the Company’s Chief Executive Officer and Vice President of Human Resources to implement our compensation program. In addition, the Committee works in executive sessions without Company management present. As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, in 2006, the Committee retained Strategic Compensation Planning, Inc., or SCP, to provide information on executive compensation trends and practices and to analyze executive compensation levels in light of industry trends. The Committee is considering the information in the report furnished by SCP, particularly in connection with the compensation of the Chief Executive Officer and the Chief Financial Officer.

Compensation Decisions in 2006

The following discussion describes the Committee’s decisions regarding the compensation of Messrs. Gulotty and Sutaris, as well as Messrs. Nesbitt, Chesser, Lord and Milavec, the four other most highly compensated officers, each of the Bank, whose salary and bonus exceeded $100,000 in fiscal year 2006. These six officers are referred to in this Report and in subsequent sections of this Proxy Statement as “named executive officers” of the Company.

In 2006, the Company increased Mr. Gulotty’s annual salary to $215,000, the amount established in his Employment Agreement. The Board of Directors concluded that this increase was in the Company’s best interests and appropriate to Mr. Gulotty’s promotion to Chief Executive Officer and his assumption of the attendant responsibilities.

Mr. Sutaris’ annual salary was increased to $150,000, as established in his Employment Agreement, in recognition of his increased responsibilities as Chief Financial Officer for a public company.

Mr. Nesbitt’s salary was increased to $132,068. During 2005, he directed the Bank’s Trust and Investment Division, and managed the Bank’s investment portfolio of $315 million to a total return that placed in the 83rd percentile of similarly managed portfolios.

Mr. Chesser’s salary was increased to $122,194. Mr. Chesser directs the Bank’s loan underwriting, operations and compliance.

Mr. Lord’s salary was increased to $113,319. Mr. Lord manages the Bank’s loan sales activities, which created quality assets and generated fee income and he played a major role in facilitating loan growth in the Bank’s new Kingston and Syracuse markets.

Mr. Milavec’s salary was increased to $118,470. Mr. Milavec led the conversion of the Bank’s core processing system and ancillary applications, and effectively directs the Bank’s Operations and Information Technology divisions.

The rate of increase of 3% in salaries for Messrs Nesbitt, Chesser, Lord and Milavec was the 2006 Bank-wide budgeted rate for all adequately performing employees.

Compensation Committee Interlocks and Insider Participation

The Bank has made loans to each member of the Compensation and Benefits Committee. All such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with borrowers who are not related to the Bank, and did not involve more than normal risk of collectibility or present other unfavorable features.

There are no interlocking relationships involving Committee members or named executive officers of the Company, that require disclosure in this Proxy Statement under the Exchange Act or the rules promulgated by the SEC thereunder.

Compensation Committee Review and Discussion with Management

The Compensation and Benefits Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Company’s Board of Directors the inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

Compensation and Benefits Committee
Of
The Wilber Corporation
Geoffrey Smith (Chair)
Mary C. Albrecht
Joseph P. Mirabito
James L. Seward

COMPENSATION

Compensation of Directors

In fiscal 2006, the Company maintained a Board comprised of up to twelve (12) members - Director VanDeusen was a member until his death in May 2006 and Director Devine was a member until his retirement in January 2007 for health reasons. The Bank maintains a separate Board currently comprised of ten (10) members. All of the Company’s current Directors serve on the Board of the Bank. In fiscal 2006, five of the Directors of the Company and the Bank (Messrs. Devine, Whittet, Wilber, Wright and Van Deusen, until the time of his death), plus two (2) other persons, comprised the Board of Wilber REIT, Inc. (“REIT”), a wholly owned subsidiary of the Bank.

The Company’s Directors receive an annual retainer of $2,400 (if they attend at least 75% of the Board meetings and the meetings of the committees on which they serve), plus fees for each Board and committee meeting they attend. Bank and REIT Directors also receive fees for Board and committee meetings attended, but do not receive an annual retainer for such meetings. Directors who are full time employees do not receive an annual retainer or Board or committee fees. Non-employee Directors of the Company and the Bank receive $700 per meeting and $300 for each Committee meeting of the Company and the Bank. The Chair of each of the Committees of the Company’s Board and Bank’s Board receive $600 for each meeting he or she attends. REIT Directors receive a fee of $300 for each meeting they attend, with its Chair receiving $600 for each meeting. Company and Bank Directors were able to defer a portion of their fees under a Deferred Fees Plan established in 2001. Total compensation paid or earned in fiscal 2006 to all Directors of the Company, the Bank and REIT amounted to $258,603. This amount includes fees paid to two REIT directors who are not officers or directors of the Company and the Bank and who are not included in the table below. In addition, each Bank Director receives $25,000 of term life insurance.

The following table presents information about the compensation paid to Directors in fiscal 2006.

DIRECTOR COMPENSATION TABLE

Name	Fees Paid Or Earned in Cash (1) ($)	All Other (3) Compensation ($)	Total ($)
Mary C. Albrecht	24,600	74	24,674
Olon T. Archer	25,200	74	25,274
Thomas J. Davis	15,100	74	15,174
Philip J. Devine	16,400	50	16,450
Richard E. Keene	10,700	50	10,750
Joseph P. Mirabito	23,400	74	23,474
James L. Seward	23,700	74	23,774
Geoffrey A. Smith	25,000	74	25,074
James F. VanDeusen	10,700	50	10,750
Alfred S. Whittet	21,900 (2)	74	21,974
David F. Wilber III	24,900	74	24,974
Brian R. Wright	25,800 (2)	74	25,874

(1)    Includes fees deferred under the Directors’ Deferred Fees Plan. This plan allows Directors of the Company and the Bank to elect to defer the receipt of their compensation to a future date. Deferred fees are credited, together with interest accruing thereon, to a separate liability account. The funds in these accounts are not segregated from the Bank’s general assets and participants have no rights against the Bank for any portion of their accounts except as general unsecured creditors. Interest is credited annually at a rate equal to the interest rate for a 5-year U.S. Treasury Note in effect January 1 of each year. The balance of any account is payable to the Director, or to his designated beneficiaries, in a lump sum or in sixty (60) monthly installments, at the election of the Director. Payments begin on a date specified by the Director or upon his termination as a Director of the Bank, whichever is applicable. Four (4) Directors participated in the plan during fiscal 2006.

(2)    Includes fees paid to Directors Whittet and Wright for attendance as non-voting participants at meetings of the Compensation and Benefits Committee and the Corporate Governance and Nominating Committee.

(3)    Represents life insurance premiums paid by the Company for the Directors

Compensation Discussion and Analysis

This section provides a discussion and an analysis of our executive compensation philosophy, guidelines and programs. For a full understanding of the information presented, you should read and consider the following narrative discussion, together with the information in the tables below and the footnotes that accompany the tables, as well as the Compensation Committee Report included in this Proxy Statement. In this discussion, we refer to Messrs. Gulotty, Sutaris, Lord, Chesser and Nesbitt as the Company’s “named executive officers”.

Compensation Philosophy

The Company has historically identified management’s primary responsibilities as: (i) operating the Bank in a safe and sound manner;(ii) preserving and optimizing the Bank’s capital funds, and (iii) annually improving shareholder returns. Although asset growth, market expansion, and long term strategic planning were within management’s purview, in past periods, these objectives did not predominate in the overall mix of management’s duties. Consistent with this perspective, the Company has traditionally provided cash compensation, in the form of salary and annual cash bonuses, in its executive compensation structure. In the same vein, asset growth-oriented, performance-based incentive compensation and equity-based compensation have not been components of the Company’s executive compensation programs.

In 2005, the Company’s Compensation and Benefits Committee, or, the Committee, began to examine and consider the Company’s executive compensation philosophy in light of its 5-year strategic plan, which focuses on growing the Company’s asset base and broadening the Company’s geographic footprint. Several factors and developments prompted this action, including the Company becoming an SEC reporting securities issuer and the associated additional and complex compliance function (including Sarbanes-Oxley Act responsibilities), the difficult interest rate environment that has prevailed since 2002, the stagnant Central New York economy, and the need to attract and retain senior managers who can successfully meet the challenges presented by this business environment.

In 2006, at the direction of our Board of Directors, the Compensation and Benefits Committee engaged Strategic Compensation Planning, Inc. (“SCP”) to assist with its evaluation of the Company’s executive compensation practices. SCP is a consulting firm with experience in the analysis, design and implementation of compensation programs for both financial institutions and corporations in other industry sectors. SCP representatives met with the Committee and prepared a report for it that compared the Company’s compensation philosophies and practices with those of comparable commercial banking organizations in Northeast markets similar to the Company’s market. The report included suggestions for changes in both the Company’s approach to compensation and its compensation structure, particularly in light of the Company’s 5-year strategic plan that was adopted in the fourth quarter of 2005.

The Committee considered the SCP report and, upon the Committee’s recommendation, the Board of Directors adopted modifications to the Company’s compensation philosophy. Specifically, while retaining a focus on stewardship of the Bank’s capital and prudent banking practices, the Company expanded the scope of its compensation approach to include incentive and performance based compensation tied to asset growth, profitability, long-term shareholder value, franchise expansion, and other strategic opportunities. The Committee is continuing to evaluate the SCP report. While the Company did not materially alter its existing compensation programs or adopt any new programs in 2006, based upon the SCP report and other information the Committee may consider, it may do so in the future.

Compensation Program Guidelines

The Committee develops and administers the Company’s compensation program. As a component of this responsibility, the Committee has established the following guidelines for the Company’s current program:

●    Executive compensation should be determined by a committee composed entirely of independent Directors having sufficient resources to do its job, including access to independent, qualified experts and professional assistance.

●    The Company’s executive compensation program should reward executives for the safe, prudent and profitable operation of the Company and the improvement of shareholder value.

●    The Company’s executive compensation program should enable the Company to attract and retain talented senior executives who understand the role of a community-based commercial bank, share the Company’s business values and understand the mission of the Company.

●    The Company’s executive compensation program should consider executive performance in relation to all of the Company’s constituencies, including customers, employee shareholders and the communities it serves.

Components of Executive Compensation

The following components comprise the Company’s current executive compensation program:

Cash Compensation

The Company has traditionally employed cash compensation, consisting of annual salary and bonuses, as the primary component of its compensation program. While the Company considers the salaries and bonuses paid by comparable financial organizations when it establishes base salary levels and bonuses for executive officers, it does not benchmark by reference to any specific industry, market index or other measures. In making its decisions about annual salary and compensation for its executive officers, the Committee considers a number of quantitative and qualitative factors in addition to comparative salary and bonus data, including: (i) our overall financial and operational achievements, as well as the performance of the business or function for which the individual is responsible; (ii) the individual's experience and responsibilities; (iii) the individual's effectiveness in performing those responsibilities; (iv) the individual's role in leading or helping implement our short-term and long-term strategies; and (v) the market for individuals with the relevant skills, experience and expertise.

Profit Sharing Plan

The Company maintains a Profit Sharing Plan for all of its employees. Under the plan, the Board of Directors, in its discretion, awards cash payments and/or contributions to the 401(k) plan accounts of participating employees based upon the Company’s achievement of profit levels established by the Board of Directors. The awards are computed as a percentage of employees’ earned wages and tied to their job grade level within the Company. The profit sharing feature of the Company’s 401(k) plan was added to the plan to serve as a replacement for the Company’s nonqualified Executive Deferred Compensation plan, which was frozen at the end of 2004. The Company did not achieve its profitability goals in 2005, and therefore no awards were made in 2006 under the Profit Sharing Plan.

Employment and Retention Bonus Agreements

The following discussion provides information regarding Employment, Bonus Retention and Incentive Agreements between the Company and the named executive officers. The information under the Potential Post-Employment Termination Payments Table in this Proxy Statement provides further details regarding the nature and amounts of potential payments to the named executive officers under their respective Employment and Retention Bonus Agreements.

Employment Agreements

The Bank has entered into Employment Agreements with Messrs. Gulotty and Sutaris which commenced on January 2, 2006 and extend through December 31, 2010, unless terminated sooner as provided in the agreements. The Employment Agreements are intended to secure these individuals’ continued employment with the Bank and provide them with a level of job security, free from the distractions inherent in at-will employment. During the term of the agreements, Mr. Gulotty and Mr. Sutaris are guaranteed annual compensation of no less than $215,000 and $150,000 respectively. The agreements provide automobiles and related expense reimbursement to both executives and country club membership to Mr. Gulotty for business entertainment purposes.

Several events can cause a termination of the Employment Agreements, including: i) the executive’s death or inability to perform his duties because of disability that persists for defined periods; ii) the Bank’s discharge of the executive for cause, which includes the executive’s willful or gross misconduct, conviction of a felony, personal dishonesty, breach of fiduciary duty or violation of law that injures the Bank, willful neglect, failure or refusal to perform his duties, or conflict of interest; iii) the Bank’s discharge of the executive without cause; and iv) the executive’s resignation for good reason or other than for good reason. The Employment Agreements define good reason as the Bank’s reduction of the executive’s salary or benefits to amounts or levels less than the initial contractual amounts or reassignment to different positions.

The Employment Agreements provide that if Mr. Gulotty or Mr. Sutaris die, become disabled or resign from employment without good reason, or if the Bank discharges them for cause, the Bank must pay to them or their representatives accrued salary and benefits and the cash value of accrued sick leave and vacation pay. If Mr. Gulotty or Mr. Sutaris resign for good reason or are discharged without cause, then, in addition to the foregoing payments, the Bank must pay them their annual salary in effect upon termination of employment for a period of one year following the termination.

Under the Employment Agreements, Messrs. Gulotty and Sutaris may not disclose confidential information about the Bank to any other person or entity or use such information to the detriment of the Bank or its affiliates or for the benefit of a competitor. For a period of 12 months following termination of employment, the executives may not interfere with the relationship between the Bank and its affiliates with their employees, suppliers, agents or customers, or divert them to competitors. The Employment Agreements provide further that if their employment is terminated because of disability or for cause, or if they resign without good reason, Messrs. Gulotty and Sutaris may not, for a period of one year following employment termination, compete directly or indirectly with the Bank or any of its affiliates as an employee, officer, director, independent contractor, shareholder or consultant for any financial services firm, including, but not limited to companies engaged in lending, insurance or securities brokerage or services, or trust services having an office within 75 miles of Oneonta, New York.

Retention Bonus Agreements

The Bank has entered into Retention Bonus Agreements with key employees including all of the named executive officers. These agreements are designed to furnish an incentive for the executives to remain with the Company and/or the Bank if a change in control of either occurs. The Retention Bonus Agreements require the Bank to make certain payments to the executives in the event of a change in control of the Bank or the Company. In each of these agreements, "change of control" is generally defined to mean:(i) a transaction where a consolidation or merger of either the Company or the Bank occurs and neither is the surviving corporation, (ii) a transaction where the common shares of either the Company or the Bank are exchanged for cash, securities or other property, (iii) a transaction involving the sale, lease or exchange of all, or substantially all, of the assets of the Company or the Bank, (iv) a transaction where the shareholders of the Company approve a plan of liquidation, or (v) a transaction where any person other than the Company (and, in Messrs. Gulotty’s and Sutaris’ agreements, a person other than Brian R. Wright, his spouse or children) becomes the beneficial owner of 50% or more of the Company’s or the Bank's outstanding common stock, and (vi) in Messrs. Gulotty’s and Sutaris’ agreements, during any period of two consecutive years, individuals who at the beginning of that period cease to constitute a majority of the Company’s or the Bank’s board of directors, unless the new directors are approved by a vote of two thirds of the directors who were in office at the beginning of the period.

The Retention Bonus Agreements provide to each of Messrs. Gulotty, Sutaris, Chesser, Nesbitt, Milavec and Lord a one-time lump sum bonus amount if they are employed in their current capacity upon the consummation of a change in control of the Bank or the Company or if their employment is terminated other than for cause (cause being defined as it is defined in the Employment Agreements) during the nine month period preceding consummation of the change in control. Mr. Gulotty's and Mr. Sutaris’ agreements provide them with a bonus amount equal to 200% and 150% respectively of their then current annual salary and Messrs. Chesser’s, Nesbitt’s, Milavec’s and Lord’s agreements provide for payments of 100% of their then current salaries. In the event a retention bonus payment would constitute a "parachute payment" as defined by the Internal Revenue Service, the severance payment shall be reduced to the largest amount possible without imposing an excise tax on the Company under Section 4999 of the Internal Revenue Code.

Under the Retention Bonus Agreements, if the executives voluntarily terminate their employment within 6 months of the date of consummation of the change in control, they are subject to competition restrictions substantially similar to those contained in the Employment Agreements. The restrictions apply to Mr. Gulotty and Mr. Sutaris for 1 year following termination of employment and to Messrs. Chesser, Nesbitt and Lord for 6 months following termination of employment.

Incentive Agreement

The Bank has entered into an Incentive Agreement with Mr. Lord which provides incentives for his performance as the Bank’s Senior Loan Officer. The incentives are based on several metrics, including percentages of quarterly increases in net loans, new loans booked by Mr. Lord and loan fee income. For 2006, the Incentive Agreement also provided a $7,500 lump sum incentive for achievement of budgeted loan portfolio goals.

Split-Dollar Life Insurance Plan

The Company provides a split-dollar life insurance plan for its senior officers. Currently, 15 current and retired senior officers of the Company and the Bank participate in the plan, including the Company’s two previous Chief Executive Officers. The plan provides each participant a life insurance benefit during his or her employment with the Bank, a post-retirement benefit, as well as other benefits in the event of disability, change of control, resignation and termination. Eligibility is determined at the sole discretion of the Company's Compensation and Benefits Committee. The vested benefits are less for participants with less than five years of continuous service as a senior officer, as compared to participants with five or more years of continuous service as a senior officer. Each of Messrs. Gulotty, Sutaris, Chesser, Nesbitt, Milavec and Lord have five or more years of continuous service as a senior officer of the Company. The plan provides each participant's named beneficiary with a maximum fully- vested death benefit equaling 4 times the participant's most recent base salary (the same benefit as provided to the Bank's eligible full-time employees under the group term life insurance plan). Mr. Nesbitt’s, Mr. Milavec’s, Mr. Chesser’s and Mr. Lord’s death benefits are capped at $500,000 each, Mr. Sutaris $600,000 and Mr. Gulotty $700,000.

Retirement Benefits

The Company provides both qualified and nonqualified retirement benefits to its employees. Specifically, all of the named executive officers are participants in the Company’s Defined Benefit Retirement Plan, which was frozen in February 2006 and the Company’s 401(k) plan, to which the Company contributes. The Company also offered a nonqualified Executive Deferred Compensation Plan that was frozen in 2004. All of the named executive officers, except Mr. Nesbitt, have amounts held for their benefit in this plan, but may no longer defer salary or bonuses into the plan. Detailed information about these benefits is set forth under the captions Non-Qualified Deferred Compensation Table and Pension Benefits Table in this Proxy Statement.

Policy on Recovery of Awards

The Company does not currently have a policy with respect to the recovery of awards when the performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

Executive Officer Compensation

The following table summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)	Total Compensation ($)

Douglas C. Gulotty President and CEO of the Company and Bank	2006	215,000	0	0	19,881	12,845 (4)	247,726

Joseph E. Sutaris Chief Financial Officer, Treasurer and Secretary of the Company and Bank	2006	150,000	0	0	5,286	0	155,286

Benjamin C. Nesbitt SVP Sr. Inv. Officer of the Bank	2006	132,068	0	0	58,309	0	190,377

Douglas C. Chesser SVP Sr. Credit Officer of the Bank	2006	122,194	1,500	0	28,323	0	152,017
Summary Compensation Table continued on next page

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)	Total Compensation ($)
Jeffrey C. Lord SVP Sr. Loan Officer of the Bank	2006	113,319	0	14,611 (2)	8,656	0	136,586
Steven A. Milavec SVP Information Tech. and Customer Support of the Bank	2006	118,470	250	0	24,198	0	142,918

(1)     Amounts reflect one-time bonuses paid the Messrs. Chesser and Milavec. The amounts were not tied to any specific performance goals and were not paid pursuant to any plan or agreement.

(2)     The Company paid this amount pursuant to Mr. Lord’s Incentive Agreement.

(3)    Reflects the increase in the actuarial present value in the lump sum payable at December 31, 2005 and the lump sum payable at December 31, 2006 of the defined benefit plan for each of the named executive officers.

(4)    Includes the following amounts: $4,713 Company contribution to Mr. Gulotty’s 401(k) plan account, $4,165 automobile allowance, $273 imputed value under the BOLI, $2,454 country club membership fees; and $1,240 payment for unused vacation pay.

The following table includes information about the named executive officers’ benefits under the Company’s non-qualified deferred compensation plans.

Non-Qualified Deferred Compensation Table

Name	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Balance at Last Fiscal Year End ($)

Douglas C. Gulotty	5,567	55,764
Joseph E. Sutaris	501	9,008
Benjamin C. Nesbitt	0	0
Douglas S. Chesser	18,541	711,508
Jeffrey C. Lord	1,165	14,221
Steven A. Milavec	-1,374	70,322

(1) Represents earnings on contributions made by the named executive officers to the Bank’s Executive Officer Deferred Compensation Plan. In December 2004, the Board of Directors voted to freeze this plan commencing in fiscal year 2005. Under the deferred compensation plan, participating executive officers could elect to defer a portion of their annual bonus and earn a return on the deferred fund balance based upon the performance of the classes of eligible securities chosen by the participating officer. Eligible securities included: (i) U.S. Government debt obligations; or (ii) equities and debt instruments, including mutual funds, used as investments by the Trust Department of the Bank. Additionally, participants could elect to index their deferred amounts to the financial performance of the Company's common stock ("phantom stock"). Participants could defer payment of the elected salary and bonus amounts for federal and state income taxes purposes and defer payment of taxes on capital appreciation and income earned on the "phantom stock" or underlying investments purchased for their account until withdrawal. The plan vested immediately and was not tied to long-term performance goals. The Bank did not provide a matching benefit for participants. The participant's account is not held by the Bank in trust, escrow or similar fiduciary capacity. Accordingly, neither the participant nor the participant's legal representative have any right against the Bank or the Company with respect to any portion of the account, except as a general unsecured creditor. With notice to the Bank, as required by law, the participants may withdraw funds upon the termination of their employment, retirement or in the event of financial hardship. The participants may upon notice, make withdrawals from their deferred compensation upon retirement or termination in (i) a lump sum not later than 90-days after termination, (ii) monthly installments for a designated number of months not to exceed 60 months, or (iii) any other method permitted by law.

The following table includes information about the named executive officers’ benefit under the Company’s pension plan.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)

Douglas C. Gulotty	New York State Banker Retirement System Volume Submitter Plan as Adopted by Wilber National Bank	19.75	183,337
Joseph E. Sutaris	New York State Banker Retirement System Volume Submitter Plan as Adopted by Wilber National Bank	10.08	47,292
Benjamin C. Nesbitt	New York State Banker Retirement System Volume Submitter Plan as Adopted by Wilber National Bank	30.33	611,926
Douglas S. Chesser	New York State Banker Retirement System Volume Submitter Plan as Adopted by Wilber National Bank	30.50	403,046
Jeffrey C. Lord	New York State Banker Retirement System Volume Submitter Plan as Adopted by Wilber National Bank	9.83	61,952
Steven A. Milavec	New York State Banker Retirement System Volume Submitter Plan as Adopted by Wilber National Bank	31.75	398,285

(1) Each of the named executive officers have accrued benefits in the Company’s defined benefit pension plan, which was frozen in February, 2006 . The assumptions used to determine the present values of accumulated benefits under the defined benefit pension plan are set forth in Note 10 to the Company’s Consolidated Financial Statements.

The following table sets forth the nature and amounts of potential payments to each of the named executive officers upon termination of employment or a change in control of the Company.

Potential Post-Employment Termination Payments

Name	Benefit (1)	Resign For Good Reason ($)	Terminate Without Cause ($)	Death ($) (2)	Change in Control- continue employment ($)	Change in Control- terminate employment ($)
Douglas C. Gulotty	Severance Payment	215,000	215,000	700,000	430,000	537,500
	Health and Welfare	0	5,208	0	6,408	5,208
	Total	215,000	220,208	700,000	436,408	542,708
Joseph E. Sutaris	Severance Payment	150,000	150,000	600,000	225,000	300,000
	Health and Welfare	0	5,208	0	6,408	5,208
	Total	150,000	155,208	600,000	231,408	305,208
Benjamin C. Nesbitt	Severance Payment	0	60,955	500,000	132,068	198,102
	Health and Welfare	0	5,208	0	6,408	5,208
	Total	0	66,163	500,000	138,476	203,310
Douglas S. Chesser	Severance Payment	0	56,397	488,776	122,194	183,291
	Health and Welfare	0	5,208	0	6,408	5,208
	Total	0	61,605	488,776	128,602	188,499
Jeffrey C. Lord	Severance Payment	0	34,867	453,276	113,313	151,092
	Health and Welfare	0	3,472	0	6,408	5,208
	Total	0	38,339	453,276	119,721	156,300
Steven A. Milavec	Severance Payment	0	54,679	473,880	118,470	177,705
	Health and Welfare	0	5,208	0	6,408	5,208
	Total	0	59,887	473,880	124,878	177,705

(1)	All values are as of 12/31/2006. Except for the death benefit, the stated benefits are provided under the respective named executive officers’ Employment Agreements and/or Retention Bonus Agreements.

(2)
Amounts are the maximum death benefit payable under the Split Dollar Insurance Plan. The benefit is payable upon death under the following circumstances: (i) executive is employed; (ii) executive retired on or after age 62 with age plus years of service equal to at least 70; (iii) disability; (iv) change in control of the Company; and (v) termination without cause with age plus years of service equal to at least 70.

Transactions with Directors and Executive Officers

Directors and executive officers of the Company and their associates were customers of, or had transactions with, the Company or the Bank or other subsidiaries in the ordinary course of business during 2006. Additional transactions may be expected to take place in the future. All outstanding loans to Directors and executive officers and their associates, commitments and sales, purchases and placements of investment securities and other financial instruments included in such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectability or present other unfavorable features.

Each of these transactions and relationships was entered into on an arm's length basis. Management of the Company believes that all amounts paid by the Company or the Bank in those transactions have been at competitive rates or prices.

Brian R. Wright, who is the Chairman of the Board, is serving as Special Counsel to the law firm of Hinman, Howard & Kattell, LLP. During fiscal 2006, the Company, Bank and all other subsidiaries made payments to this firm for legal services in the aggregate amount of $339,390, which includes certain fees paid by the Bank on behalf of borrowers relating to loan closings handled by this law firm.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Directors, executive officers (and one executive officer of the Bank), and persons who beneficially own more than 10% of any class of the Company’s equity securities to file with the SEC, initial reports of ownership within ten days after the reporting event, and reports of changes in ownership of the Company’s common stock generally by the second business day following the transaction.

To the Company’s knowledge, based upon a review of all reports furnished to the Company during fiscal year 2006 all Section 16(a) filing requirements applicable to its officers, Directors and greater than 10% beneficial owners were complied with by such persons, except Director Mirabito who untimely filed a Form 5.

PROPOSAL III
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Company’s Board appointed KPMG LLP as independent auditors to audit the books of the Company and the Bank for the fiscal year ending December 31, 2007, subject to ratification by the shareholders at the meeting. KPMG LLP has been regularly engaged by the Company and the Bank for the last seven years.

A representative of KPMG LLP is expected to be present at the meeting and will have an opportunity to make a statement if he or she wishes to do so. We also expect that the representative will be available to answer appropriate questions from shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board does not know of any matter other than as indicated above that will come before the meeting. In the event that any other matter properly comes before the meeting, the persons named in the enclosed proxy sheet will have discretionary authority to vote all proxies in accordance with their best judgment on such matters.

GENERAL

We are distributing our Annual Report for fiscal year 2006 with this Proxy Statement to shareholders of record on the Record Date. The Annual Report is not part of the proxy solicitation material.

If you submit a properly completed proxy sheet to the Company on the form distributed with this Proxy Statement, it will be voted if received before the voting is closed at the meeting. The proxy will be voted in the manner directed on the proxy sheet. If the proxy sheet is signed and returned but no directions are given, the proxy will be voted "FOR" fixing the number of Directors at ten (10), all of the Director nominees and the ratification of the appointment of the independent auditors.

The cost of this Proxy Statement and the related proxy solicitation will be borne by the Company. In addition, Directors, officers and regular employees of the Company may solicit proxies personally, by telephone or by other means without additional compensation. The Company will, upon the request of brokers, dealers, banks and voting trustees, and their nominees, who were holders of record of shares of the Company’s capital stock or participants in depositories on the Record Date, bear their reasonable expenses for mailing copies of this Proxy Statement and accompanying Notice of Annual Meeting and the form of proxy sheet to the beneficial owners of such shares.

SHAREHOLDER PROPOSALS AT THE ANNUAL MEETING IN THE YEAR 2008

The Company's Board will establish the date for the 2008 Annual Meeting of Shareholders. In order for a shareholder to be entitled, under the regulations of the SEC, to have a shareholder proposal included in the Company's Proxy Statement for the 2008 meeting, the proposal must be received by the Company at its principal executive offices, 245 Main Street, P.O. Box 430, Oneonta, New York, Attention: Joseph E. Sutaris, Secretary, at least 120 days in advance of the date in the year 2008 which corresponds to the date in the year 2007 when we first release this Proxy Statement to shareholders. The shareholder must also satisfy the other requirements of SEC Rule 14a-8. Note that this filing requirement is separate from the notice requirements described in this Proxy Statement regarding the advance notice that is required before a shareholder is permitted to offer a proposal for a vote at any annual meeting.

If additional copies of the 2007 Proxy Statement and 2006 Annual Report on Form 10-K are needed, please send a written request to Joseph E. Sutaris, Secretary, at our address stated above. It may also be obtained through the Bank’s website at www.wilberbank.com. The Form 10-K report is not a part of the proxy solicitation materials.

PLEASE SIGN, DATE AND MAIL YOUR PROXY NOW.
By Order of the Board of Directors

Joseph E. Sutaris
Secretary

Oneonta, New York
March 22, 2007

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☒ PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY THE WILBER CORPORATION
		For	Against	Abstain
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	1. Fixing the number of directors to be elected at ten (10).	☐	☐	☐
		For	With-hold	For All Except
The undersigned hereby appoints the Board of Directors of The Wilber Corporation, or their successors in office, Proxies, with full power of substitution, to represent and vote all the shares of common stock of The Wilber Corporation held of record by the undersigned on March 12, 2007 at the annual meeting of shareholders to be held on April 27, 2007 at 10:00 a.m. at the Foothills Performing Arts Center, 24 Market Street, Oneonta, New York 13820, upon the matters described in the accompanying Proxy Statement and upon other business that may properly come before the meeting or any adjournment thereof. Said Proxies are directed to vote or refrain from voting as marked hereon upon the matters listed herein, and otherwise in their discretion.
	2. Election of Directors Olon T. Archer, Douglas C. Gulotty and Joseph P. Mirabito	☐	☐	☐
INSTRUCTION: To withhold authority to vote for any individual -nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		For	Against	Abstain
	3. Ratification of the appointment of KPMG LLP as the Company’s independent - auditors for the fiscal year ended December 31, 2007.	☐	☐	☐

THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED. PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR JUDGMENT AND DISCRETION. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE PROPOSALS. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

Please be sure to sign and date this Proxy in the box below	Date
Shareholder sign above	Co-holder (if any) sign above)

^ Detach above card, sign, date and mail in postage paid envelope provided. ^

THE WILBER CORPORATION

Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
PLEASE ACT PROMPTLY - SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.